Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MATEON THERAPEUTICS, INC.

PARIS ACQUISITION CORP.,

POINTR DATA INC.

AND

SARAN SAUND, AS SECURITYHOLDER REPRESENTATIVE

Dated as of August 17, 2019

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 17, 2019 by and among Mateon Therapeutics Inc., a Delaware corporation having its principal office at 29397 Agoura Rd, Ste 107, Agoura Hills, CA 91301 (“Parent”), Paris Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PointR Data Inc., a Delaware corporation having its principal office at 960 Saratoga Avenue, San Jose, CA 95129 (the “Company”) and, with respect to Article VII hereof, Saran Saund, having his principal office at 2136 Creeden Way, Mountain View, CA 94040, as securityholder representative (the “Securityholder Representative”).

RECITALS

A. The Company is engaged in the business of providing an edge artificial intelligence platform to the enterprise for business transformation. This platform is designed to harvest unstructured data sources like video and natural language to provide real time business insights at the edge. It is designed to enable the enterprise to augment or simplify human labor with machine reliability and dependability (the “Business,” and such products, the “Products”).

B. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parent, the Merger Sub and the Company intend to enter into a merger transaction pursuant to which the Company will merge into Merger Sub with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

C. The Board of Directors of the Parent and of the Merger Sub has: (i) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of each of the Parent, the Merger Sub and their respective stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) solely with respect to the Board of Directors of the Parent, determined that the Parent, as the sole stockholder of the Merger Sub, approves this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. The Board of Directors of the Company has: (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) recommended that the shareholders of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated in this Agreement.

E. A majority of the holders of the issued and outstanding capital stock of the Company is expected to approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”) within one (1) calendar day of the date hereof.

Agreement And Plan Of Merger

F. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) and Vested Options (as defined below) (the holders of such all such securities of the Company are sometimes referred to collectively as the “Securityholders”), shall be converted into the right to receive the Merger Consideration in accordance with the terms of this Agreement. Pursuant to the terms of the Company’s 2016 Stock Incentive Plan, each Unvested Option (as defined below) shall be cancelled and shall not be assumed by Parent.

G. In connection with the Merger, a new corporation organized by certain affiliates of the Company (“NewCo”) will receive a license to certain Intellectual Property of the Company and Parent and the Surviving Corporation (as defined herein) shall provide certain transition services to NewCo.

E. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger. Capitalized terms used but not otherwise defined shall have the meanings ascribed in Section 9.18 of this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 6.1, the closing of the Merger (the “Closing” and the date of such Closing, the “Closing Date”) will take place as promptly as practicable, and in no event later than three Business Days after the satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.2 at the offices of Harrell Levine P.C., 960 Saratoga Avenue, Suite 206, San Jose, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the “Effective Time”). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

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1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) The Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is “PointR Data, Inc.”

(b) The bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation.

(c) At the Effective Time, the Board of Directors of Merger Sub shall be the Board of Directors of the Surviving Corporation.

(d) At the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation.

1.5 Closing Deliverables

(a) Closing Deliverables by the Company. The Company shall deliver to (or cause to be delivered to) the Parent at the Closing on the Closing Date (or on the date indicated below) the following agreements and documents, all reasonably satisfactory in form and substance to the Parent and its legal counsel:

(i) certificates representing all issued and outstanding shares of the Common Stock;

(ii) all corporate minute and stock books, stock ledgers and corporate seals of the Company;

(iii) written resignations of all officers and members of the Board of Directors of the Company;

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(iv) applicable FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations dated as of the Closing Date and executed by Company, together with written authorization for the Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (B) a FIRPTA Notification Letter dated as of the Closing Date and executed by an officer of the Company;

(v) evidence, in form and substance reasonably satisfactory to Parent, that the approval of the Company’s Board of Directors and the Company Stockholder Approval (prior to the Closing) have been obtained by the Company;

(vi) a certificate of an officer of the Company to be delivered two (2) business days prior to the Closing Date certifying that attached thereto is a true, complete and accurate listing of each holder of record of outstanding shares of the Common Stock immediately prior to the Effective Time whose shares are to be converted pursuant to this Agreement, including the number of shares of Parent Common Stock such holder is entitled to receive pursuant to this Agreement, and any other information reasonably requested by the Parent (the “Company Stock Record”);

(vii) a certificate of an officer of the Company dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of the Company, (B) a true, correct and complete copy of the bylaws of the Company, (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors and the resolutions adopted by the stockholders of the Company approving the execution and delivery of the is Agreement and the Merger, and (D) a recent good standing certificate of the Company issued by the Delaware Secretary of State;

(viii) such other documents and instruments as may be reasonably required to effectuate the transactions contemplated by this Agreement.

(b) Closing Deliverables by the Parent. The Parent shall deliver to (or cause to be delivered to) the Company at the Closing on the Closing Date the following agreements and documents, all reasonably satisfactory in form and substance to the Company and its legal counsel:

(i) irrevocable instructions to the Parent’s transfer agent instructing it to issue certificates (or book entry receipts) representing the shares of the Parent Common Stock issuable on exchange of the Common Stock pursuant to the terms of this Agreement, duly registered in the names of the Company’s stockholders as reflected on the Company Stock Records;

(ii) certificates representing the shares of the Parent Common Stock issuable on exchange of the Common Stock pursuant to the terms of this Agreement, duly registered in the names of the Company’s stockholders as reflected on the Company Stock Records;

(iii) a certificate of an officer of the Parent, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of the Parent, (B) a true, correct and complete copy of the by-laws of the Parent, and (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors of the Parent relating to this Agreement or the transactions contemplated hereby;

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(iv) a certificate of an officer of the Merger Sub, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of the Merger Sub, (B) a true, correct and complete copy of the by-laws of the Merger Sub, and (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors or the stockholders of the Merger Sub relating to this Agreement or the transactions contemplated hereby;

(v) such other documents and instruments as may be reasonably required to effectuate the transactions contemplated by this Agreement.

1.6 Merger; Effect on Capital Stock.

(a) Merger; Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Common Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined and to the extent provided in Section 1.8(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Common Stock and upon the terms and subject to conditions set forth in this Agreement, including Sections 1.6 and 1.9 and the indemnification provisions set forth in Article VII, the consideration set forth below:

(i) Common Stock Consideration. Each holder of Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive (A) shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock Closing Share Amount multiplied by (ii) the number of shares of Common Stock held by such holder as of immediately prior to the Effective Time, (B) at the First Tranche Release Date, shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock First Tranche Share Amount multiplied by (ii) the number of shares of Common Stock held by such holder as of immediately prior to the Effective Time and (C) at the Second Tranche Release Date, shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock Second Tranche Share Amount multiplied by (ii) the number of shares of Common Stock held by such holder as of immediately prior to the Effective Time, all as set forth on the Final Spreadsheet (which assumes no reduction in the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount in connection with any Losses for which the Parent Indemnified Parties are entitled as determined in accordance with Article VII).

(ii) Unvested Shares of Common Stock. Each former holder of shares of Common Stock who continue to provide services to Parent or the Surviving Corporation following the Closing, shall continue to vest for so long as such former holder of Common Stock provides such services. The shares of Parent Common Stock issuable with respect to such shares in accordance with this Section 1.6, shall be released to the former holder of such shares of Common Stock promptly following such vesting thereof (which shall vest in accordance with the vesting schedule applicable to such shares of Common Stock at the Closing).

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(b) Cancellation of Company-Owned Stock. Each share of Common Stock, if any, owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Stock Options.

(i) Unvested Options. Pursuant to the terms of the Company’s 2016 Stock Incentive Plan (the “Plan”), each unexercised option to buy shares of Common Stock (an “Option”) which is not vested as of the Effective Time (the “Unvested Options”) shall be cancelled and shall not be assumed by Parent. Prior to the Effective Time, the Company shall take all actions necessary to effect the cancellation of all outstanding Unvested Options as of the Effective Time, including but not limited to, the giving of a notice (the “Cancellation Notice”) to all holders of Unvested Options, informing such holders of the cancellation. The Cancellation Notice shall be provided prior to the Effective Time.

(ii) Vested Options. At the Effective Time, each Option that is vested as of the Effective Time (taking into account vesting that occurs by reason of the transactions contemplated by this Agreement pursuant to agreements in effect prior to the date hereof, as in effect at the Effective Time) (each such Option, a “Vested Option”), shall terminate in its entirety at the Effective Time, and the holder thereof shall be entitled to receive therefor, subject to and upon compliance by the holder thereof with the requirements of Section 1.9, for each such Vested Option (A) shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock Closing Share Amount multiplied by (ii) the number of shares of Common Stock issuable upon the exercise of such Vested Option held by such holder as of immediately prior to the Effective Time, (B) at the First Tranche Release Date, shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock First Tranche Share Amount multiplied by (ii) the number of shares of Common Stock issuable upon the exercise of such Vested Option held by such holder as of immediately prior to the Effective Time, and (C) at the Second Tranche Release Date, shares of Parent Common Stock in the amount equal to (i) the Per Share Common Stock Second Tranche Share Amount multiplied by (ii) the number of shares of Common Stock issuable upon the exercise of such Vested Option held by such holder as of immediately prior to the Effective Time, all as set forth on the Final Spreadsheet (which assumes no reduction in the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount in connection with any Losses for which the Parent Indemnified Parties are entitled as determined in accordance with Article VII). Any payments pursuant to this Section shall be subject to the terms of Section 1.9(e), if applicable.

(iii) Except as may be otherwise agreed to by Parent and the Company or as otherwise contemplated or required to effectuate this Section 1.6, (A) no action shall be taken by the Company prior to the Effective Time of the Merger (except as expressly provided in this Agreement) to accelerate any Option, (B) the Company shall cause the provisions in any Benefit Plan (as defined below) including the Plan providing for the issuance or grant of any other interest in respect of the Common Stock to be deleted or otherwise terminated as of the Effective Time, except for the exercise and/or conversion of then-existing exercisable or convertible securities and (C) the Company shall take such other actions as shall be reasonably necessary to insure that immediately after the Effective Time, no Benefit Plan shall allow for the grant of new equity securities of the Company, Parent or the Surviving Corporation or any subsidiary thereof.

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(iv) At or before the Effective Time, the Company shall provide to Parent such documents, records and other information as is necessary or appropriate, and shall take all actions necessary or appropriate to give effect to the foregoing provisions of this Section 1.6, including obtaining all necessary consents and causing to be effected any necessary amendments to or the termination of the Plan.

(d) Fractional Shares. No fractional share of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the Applicable Parent Common Stock Price, multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that any payment of cash consideration in lieu of issuing fractional shares provided for herein was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(e) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) Reorganization. The parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (as defined herein). However, Parent makes no representations or warranties to the Company or to any Securityholder regarding the tax treatment of the Merger, whether the Merger will qualify as a plan of reorganization under the Code, or any of the tax consequences to any Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and the Company and the Securityholders acknowledge that Company and the Securityholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement. Further, the Company makes no representation or warranties to Parent or Merger Sub regarding the tax treatment of the Merger, whether the Merger will qualify as a plan of reorganization under the Code or any tax consequences to Parent or Merger Sub of this Agreement, the Merger or any of the transactions or agreements contemplated thereby.

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1.7 Working Capital Adjustment.

(a) No later than three Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Parent a certificate of the Company signed by the chief executive officer of the Company attaching a reasonable and good faith estimate of the Working Capital (as defined below) as of the Closing (including an estimation of all unpaid costs and expenses of third parties incurred by the Company related to the transactions contemplated hereby as of the Closing, such expenses, the “Transaction Expenses”)) (the “Estimated Working Capital”). Upon delivery of the Estimated Working Capital certificate to Parent, the Company shall provide Parent and its representatives with reasonable access to the agreements, books and records of the Company to verify the accuracy of such amounts. The Common Stock Closing Amount shall either be (i) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is greater than the US$0.00 or (ii) reduced on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than US$0.00. For purposes of this Agreement, “Working Capital” means (i) the sum of all current assets of the Company, minus (ii) the sum of all current liabilities of the Company; provided, that the amounts owing under the Convertible Note shall be excluded from the calculation of Working Capital. All of the cost of any severance obligations that the Company owes to each employee as a result of the termination of such on or before the Closing Date, shall be accrued for and reflected in the calculation of Estimated Working Capital and Final Working Capital. Parent shall notify the Company prior to the Closing Date of those employees of the Company that will not be receiving offers of employment from Parent prior to the Closing Date and for purposes of the preceding sentence, the “cost” of any severance shall be, in the case of persons with contractual severance, the contractual amount of such severance and, for all others, the amount of severance the Company would customarily pay such person based on the Company’s past practices with respect to a person of similar seniority and position.

(b) Parent shall cause to be prepared and, as soon as practical, but in no event later than 90 days after the Closing Date, and shall cause to be delivered to the Securityholder Representative, a calculation of the Working Capital as of the Closing (the “Closing Working Capital”, and such statement, the “Closing Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement. Further, the Securityholder Representative and its representatives shall be entitled to reasonable access to Company agreements, books and records as may be reasonably necessary in order for the Securityholder Representative to review and analyze the Closing Statement and to proceed in accordance with Sections 1.7(c) through 1.7(e) below.

(c) If the Securityholder Representative disagrees in whole or in part with the Closing Statement, then within 30 days after its receipt of the Closing Statement, the Securityholder Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Securityholder Representative’s calculation of each of the Disputed Line Items and the Securityholder Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital. To the extent the Securityholder Representative provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item by Parent. In the event that the Securityholder Representative does not provide a Notice of Disagreement within such 30-day period, the Securityholder Representative shall be deemed to have accepted in full, on behalf of the Securityholders the Closing Statement as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Securityholder Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. If, at the end of such period, Parent and the Securityholder Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be determined by the dispute resolution process set forth in Section 7.5 hereof. The amounts determined to be the Closing Working Capital pursuant to such process shall constitute the “Final Working Capital.”

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(d) After determination of the Final Working Capital, the Merger Consideration shall be, if necessary, further adjusted such that Parent and the Securityholders receive or make payments to each other so that, after taking into account any prior payments under Section 1.7(a), each receives or makes payments in an amount exactly equal to the amount that would have been made under Section 1.7(a) if the Estimated Working Capital had equaled the Final Working Capital. All payments to be made under this Section 1.7(d) may be made on a net basis taking into account payments received under Section 1.7(a):

(i) If a net payment is required to be made by Parent under Section 1.7(d), then Parent shall deliver the amount of such net payment to the Payment Agent for distribution to the Securityholders in accordance with the terms of this Agreement.

(ii) If a net payment is required to be made to Parent under Section 1.7(d), then Parent shall recover such payment from the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount otherwise payable pursuant to Section 1.6 hereof.

(e) All amounts calculated pursuant to this Section 1.7 shall be calculated in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied by the Company throughout the period indicated.

1.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with Delaware Law or, if applicable, the California Corporations Code (“California Law”) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive such holder’s portion of the Merger Consideration, if any, pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or, if applicable, California Law.

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(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Common Stock who is otherwise entitled to exercise appraisal or dissenters’ rights under Delaware Law or, if applicable, California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal and dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration, if any, determined in accordance with Section 1.6 without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or, if applicable, California Law (including instruments concerning appraisal rights) and received by the Company and (ii) the opportunity to participate in all negotiations and any Proceeding with respect to such demands. The Company shall not, except with the prior written consent of Parent, and, if prior to the Closing the Company’s Board of Directors, voluntarily make any payment with respect to any demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Common Stock or offer to settle or settle any such demands.

1.9 Surrender of Certificates.

(a) Prior to the Effective Time, Parent or Merger Sub shall designate American Stock Transfer & Trust Company or such other company that is then acting as the Parent’s stock transfer agent to act as payment agent in connection with the Merger (the “Payment Agent”). At the Closing, Parent shall issue irrevocable instructions with the Payment Agent to issue the appropriate number of Parent Common Stock to the Securityholders in accordance with the Final Spreadsheet as provided to Parent by Company. At each Release Date, Parent shall issue additional instructions to the Payment Agent for the benefit of the Securityholders, the aggregate First Tranche Closing Share Amount and the Second Tranche Closing Share Amount, if any, to be distributed to the Stockholders on such Release Date in accordance with the terms of this Agreement (including the Securityholders’ indemnification obligations set forth in Article VII). Parent shall require the Payment Agent to promptly distribute to each Securityholder any Merger Consideration to which such Securityholder is properly entitled pursuant to the terms and conditions of this Agreement upon the Payment Agent’s satisfaction that it has received a properly executed Letter of Transmittal from a Stockholder or such other materials as are reasonably required thereby in respect of such entitlement from such Securityholder. Promptly after the Effective Time, and in any event within two Business Days following the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Common Stock (including shares of Common Stock issued on the exercise of Vested Options) and which shares were converted into the right to receive Parent Common Stock pursuant to Section 1.6, a letter of transmittal (a “Letter of Transmittal”), such other documents as may reasonably be required by Parent (including any required IRS Form W-8 or W-9) and instructions for use in effecting such holder’s delivery of Certificates to the Payment Agent for Merger Consideration. Until surrendered as contemplated by this Section 1.9, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive its portion of the Merger Consideration determined pursuant to this Agreement then due and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of Parent or the Surviving Corporation or any other rights. Notwithstanding the foregoing, any surrendered Certificate that represents Dissenting Shares shall be returned to the Person surrendering such Certificate unless such Person waives all appraisal or dissenters’ rights at or prior to such time. If the Merger Consideration is to be paid to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes and other applicable taxes have been paid or provided for. Parent shall reasonably assist the Company and the Payment Agent in developing arrangements for the delivery of the required materials to significant holders of Common Stock to facilitate the payment of the consideration payable hereunder in respect of such Common Stock to such holders promptly following the Effective Time.

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(b) Attached as Exhibit A is a schedule (the “Preliminary Spreadsheet”) showing as of the date hereof (i) the names, addresses and number of shares of Common Stock held by each holder of Common Stock, (ii) the names, addresses and number of shares of Common Stock subject to each Unvested Option and each Vested Option held by each holder of such Option, the exercise price per share and, with respect to Unvested Options, the exercise or vesting schedules, (iii) each Securityholder’s Pro Rata Portion (for the determination of how any indemnification obligations of the Securityholders shall be shared), (iv) a calculation of (A) the total Per Share Common Stock Closing Share Amount payable to each holder of Common Stock pursuant to Section 1.6(b)(i), (B) the number of Unvested Options cancelled pursuant to Section 4.7 and the total Per Share Common Stock Closing Share Amount payable to each holder of Vested Options pursuant to Section 1.6(d)(ii), and (v) the aggregate Per Share First Tranche Closing Share Amount and the Per Share Second Tranche Closing Share Amount payable to each Securityholder, as applicable (assuming no claims for Losses pursuant to Article VII). No later than two Business Days prior to the expected Closing Date, the Company shall deliver to Parent a schedule (the “Final Spreadsheet”) showing, as of the Closing Date, (i) the names, addresses and number of shares of Common Stock held by each holder of Common Stock, (ii) the names, addresses and number of shares of Common Stock subject to each Unvested Option and each Vested Option held by each holder of such Option, the exercise price per share and, with respect to Unvested Options, the exercise or vesting schedules, (iii) each Securityholder’s Pro Rata Portion (for the determination of how any indemnification obligations of the Securityholders shall be shared), (iv) a calculation of (A) the total Common Stock Closing Share Amount payable to each holder of Common Stock pursuant to Section 1.6(b)(i), (B) the number of Unvested Options cancelled pursuant to Section 4.7 and the amounts payable to each holder of Vested Options pursuant to Section 1.6(d)(ii), and (v) the aggregate First Tranche Closing Share Amount and the Second Tranche Closing Share Amount payable to each Securityholder, as applicable (assuming no claims for Losses pursuant to Article VII). The chief financial officer of the Company shall certify on behalf of the Company that the Final Spreadsheet correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Spreadsheet together with such certification to Parent at Closing.

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(c) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Payment Agent, Parent, Surviving Corporation nor any party hereto shall be liable to a Securityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Required Withholding. Each of Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable pursuant to this Agreement to any Securityholder such amounts as Parent may reasonably determine are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable legal requirement and timely remit such withheld amounts to the appropriate Governmental Authority. To the extent such amounts are so deducted or withheld and properly remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person or Entity to whom such amounts would otherwise have been paid.

1.10 No Further Ownership Rights in Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation or the Payment Agent of shares of Common Stock which were outstanding immediately prior to the Effective Time.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates or documents evidencing shares of Common Stock shall have been lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such holder’s portion of the Merger Consideration, if any; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 Transfer Taxes. In no event shall Parent or the Surviving Corporation bear any Tax imposed in connection with any Securityholder’s receipt of the Merger Consideration, or other payment otherwise payable pursuant to this Agreement, to which such Securityholder is entitled. Securityholders shall cooperate with Parent and the Surviving Corporation in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule attached hereto as Exhibit B (the “Disclosure Schedule”), as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a material adverse change to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole (hereinafter referred to as a, “Material Adverse Change”). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, and the books and records of the Company, to Parent. The Company is not in violation in any material respect of any term of its Certificate of Incorporation or Bylaws, each as amended to date.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, 10,175,000 shares of which are issued and outstanding. As of the date hereof, the Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock. No Person or Entity is entitled to any preemptive or similar right with respect to the issuance of any Common Stock. The Company has no other capital stock issued or outstanding.

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(b) The Company has reserved 2,000,000 shares of Common Stock for issuance to employees, officers, directors, advisors and consultants pursuant to the Plan, of which, as of the date hereof (i) 175,000 shares of Common Stock have been issued pursuant to the exercise of options, (ii) 725,810 shares are subject to outstanding, unexercised options and (iii) 1,099,190 shares remain available for future grant. As of the date hereof, the options to purchase Common Stock are held by the Persons and in the amounts set forth in Section 2.2(b) of the Disclosure Schedule. Except for the Options described in Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. The Company is not a party to any voting trusts, proxies, or other agreements or understandings with respect of capital stock of the Company, nor, to the Company’s Knowledge (as defined below), do any such agreements exist. For purposes of this Agreement, “Knowledge” means the actual knowledge of the directors, executive officers and Key Employees (as defined below) of the Company; or knowledge that such Persons should have possessed assuming that such officers have conducted a reasonable investigation consistent with such officer’s duties.

2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or Affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4 Authority; No Conflict.

(a) Subject only to the requisite approval of the Merger and this Agreement by the holders of Common Stock, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the holders of Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained herein may be limited by applicable laws.

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(b) Subject only to the approval of the Merger and this Agreement by the holders of Common Stock, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Authority”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State. The Company has no liability or obligation to remit any amounts with respect to any escheat or state forfeiture laws.

2.5 Company Financial Statements.

(a) Section 2.5 of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheets as of December 31, 2018 and the related unaudited statements of operations and cash flows for the last fiscal year then ended and (ii) unaudited balance sheet as of May 31, 2019 (the “Balance Sheet”) and the related unaudited statement of operations and cash flow for the five-month period then ended (collectively, the “Company Financials”). The Company Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, except that the Company Financials may not contain all of the footnotes required by GAAP and are subject to normal and recurring year-end adjustments.

(b) The Company has no debts, liabilities or material obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are material, either individually or collectively, (“Liability”) of the type required to be reflected in financial statements in accordance with GAAP), which (i) has not been reflected in the Balance Sheet, (ii) has not been disclosed in the Disclosure Schedule or (iii) has not arisen in the ordinary course of the Company’s business since the date of the Balance Sheet, consistent with past practices.

(c) The Company does not have outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) to any of its directors or executive officers (as defined in Rule 3b-7 under the Exchange Act). The Company has not guaranteed nor is it responsible or liable for any Indebtedness, liability or other obligation of any Person. The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K).

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2.6 No Changes. Since the date of the Balance Sheet, the Company has not:

(a) undergone any change in the financial condition or operations of the Company other than changes that were in the ordinary course of the Business;

(b) (i) declared or paid any dividends on or made other distributions in respect of any equity interest of the Company or set aside funds therefor; (ii) split, combined or reclassified any equity interest of the Company or issued, authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, any equity interest of the Company; or (iii) repurchased or otherwise acquired any equity interest of the Company;

(c) issued any equity interest of the Company or any other security, instruments, rights or interests in the Company or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any equity interest of the Company or any other security, instrument, rights or interest in the Company other than with respect to the exercise of options outstanding on the date hereof;

(d) amended or proposed to amend the Company’s Certificate of Incorporation;

(e) merged or consolidated with or acquired any equity interest in any Person, or entered into an agreement with respect thereto; acquired or agreed to acquire any material assets, except for the purchase of consumable items in the ordinary course of the Business; or made any loan or advance to, or otherwise made any investment in, any Person other than trade debt incurred in the ordinary course of the Business consistent with past practice;

(f) sold, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets (including any equity interest of the Company, other securities of the Company or Intellectual Property Rights of the Company);

(g) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) any material change in any compensation arrangement or agreement with any employee;

(i) except as required by law or any Company Employment Agreement (as defined below) (i) paid or agreed to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company, whether past or present; (ii) entered into any new, or materially amended any existing, employment or severance or termination agreement with any Person; (iii) became obligated under any new benefit plan or employee agreement that was not in existence on the date of the Balance Sheet or amended any such plan or agreement in existence on such date if such amendment would have the effect of materially enhancing any benefits thereunder; (iv) granted any general increase in compensation (including salary, bonus or other benefits) to employees of the Company; or (v) extended any loans or advances to any of its directors, officers, management employees or key employees of the Company, except advances to employees for expenses consistent with past practices;

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(j) (i) assumed or incurred any indebtedness for borrowed money; (ii) guaranteed any indebtedness; (iii) issued or sold any debt securities or warrants or rights to acquire any debt securities; (iv) guaranteed any debt obligations of any other Person; or (v) created any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, or similar restriction on any asset (an “Encumbrance”) on the property or assets of the Company; other than any Encumbrance for current Taxes not yet due and payable;

(k) except in the ordinary course of the Business consistent with past practice, (i) entered into any Contract; or (ii) modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the terms or provisions of any Contract;

(l) except as required to be consistent with the manner in which the Company has historically prepared its financial statements or by applicable law, (i) permitted any change in (1) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes for accounting, financial or Tax purposes, or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes; or (ii) made any material Tax election or settled or compromised any material Tax liability with any Governmental Authority responsible for the imposition or administration of Taxes (a “Taxing Authority”);

(m) delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Company;

(n) incurred any capital expenditures in excess of $25,000 individually or in the aggregate;

(o) paid, discharged or settled any claims or liabilities or obligations relating to any dispute in excess of $25,000 individually or in the aggregate;

(p) settled, released or forgiven any material claim or litigation or waived any right thereto;

(q) except as consistent with past practices, filed any Tax Return (as defined below) or entered into any agreement with any Taxing Authority directly relating to Taxes or Tax Returns;

(r) waived or agreed to any extension of any limitations period in respect of Taxes;

(s) made any change in the lines of business in which the Company participates or is engaged; or

(t) entered into any commitment to take any actions prohibited by this Section 2.6.

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2.7 Bank Accounts; Letters of Credit and Powers of Attorney. Section 2.7 of the Disclosure Schedule contains an accurate and complete list of (i) all bank accounts, credit card accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each Person who has a power of attorney to act on behalf of the Company.

2.8 Taxes.

(a) The Company has timely filed (taking into account extensions of time to file) or caused to be filed with the appropriate Taxing Authority all federal, state, local and foreign tax returns and reports required to be filed on or prior to the Closing Date by the Company (collectively “Tax Returns”), and such Tax Returns were correct and complete in all material respects.

(b) The Company has timely paid or withheld and remitted all Taxes required to be paid, withheld or remitted by the Company on or prior to the Closing Date, including without limitation Taxes with respect to wages, salaries and other payments to its respective employees and contractors.

(c) Charges, accruals and reserves for Taxes with respect to the Company have been estimated and reflected on the Company Financials (in addition to any provisions for deferred income Taxes established to reflect timing differences between book and Tax income) and are adequate to cover all unpaid Tax liabilities of the Company (excluding any deferred Taxes) as of the date of such Company Financials, whether or not shown as due on any Tax Return. Except for Taxes incurred in the ordinary course of the Business, the Company has no liability for unpaid Taxes that accrued after the date of the Balance Sheet.

(d) No written or oral notice of any claim (including under any indemnification or Tax sharing agreement), audit, examination or other Proceeding has been received by the Company and, to the Company’s Knowledge, no audit, examination or other Proceeding is pending or threatened against or in respect of (i) any Tax, (ii) any Tax Return or (iii) any items of net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes with respect to the Company. No audit or examination by any Taxing Authority of any Tax Return of the Company is being conducted and the Company has not received notice of any deficiency, refund litigation, proposed adjustment or matter in controversy from any Taxing Authority with respect to any amount of Taxes asserted to be due and owing by the Company.

(e) Prior to the Closing Date, the Company has not executed or entered into with any Taxing Authority a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law that will require any increase in revenue, taxable income or alternative minimum taxable income, or any reduction in deductions, net operating losses, alternative minimum tax deductions, capital loss carryovers or charitable contribution deduction carryovers or Tax credits for the Company for any Tax period, including the portion of any Straddle Period, beginning after the Closing Date.

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(f) There are no currently effective agreements, waivers or arrangements extending or requesting to extend the statutory period of limitation applicable to the determination, assessment or collection of, Taxes due from the Company for any taxable period. No currently effective power of attorney with respect to any Taxes has been executed or filed by the Company with any Taxing Authority.

(g) The Company is not a party to, is bound by, nor does the Company have any contractual obligation to any other Person under any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement. The Company is not a party to or a partner or member of, or to the Company’s Knowledge, subject to, any joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for federal income Tax purposes.

(h) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or provision of benefit by the Company that constitutes an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code), other than as a result of any payments under any contract, plan or arrangement to which the Company is not a party prior to the Closing.

(i) The Company has not participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.

(j) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

2.9 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.10 Title to Properties; Absence of Liens and Encumbrances.

(a) the Company owns no real property, nor has it ever owned any real property.

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(b) Section 2.10(b) of the Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements, oral or written (collectively, “Real Property Leases”), under which the Company uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”). Each Real Property Lease is valid, binding and in full force and effect. Neither the Company, nor, to the Company’s Knowledge, any other party to any Real Property Lease, is in material breach or default of, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material breach or default by the Company under any Real Property Lease or permit the termination, material modification, acceleration or cancellation thereof.

(c) The Company has not received notice from any insurance carrier or landlord for any Leased Real Property that the Company needs to undertake any material repairs, alterations or construction or to take any other corrective action with respect to any Leased Real Property. All base rent, additional rent and all other charges and amounts payable by the Company under the Real Property Leases that are due as of the Closing Date have been paid as of the Closing Date. To the Company’s Knowledge, except for reasonable wear and tear, all improvements, buildings and systems, including, without limitation, the electrical, plumbing, heating, ventilation, air conditioning, roofing and other utility systems on the Leased Real Property are in all material respects in good repair, working order and operating condition and are adequate for operation of the Business. To the Company’s Knowledge, there are no material structural defects in the improvements on the Leased Real Property, nor are there any material repairs that are reasonably necessary to be undertaken in order to operate the Business on the Leased Real Property in a lawful, safe and efficient manner. To the Company’s Knowledge, the zoning of the Leased Real Property permits the presently existing improvements and the continuation of the Business as presently being conducted on such Leased Real Property. To the Company’s Knowledge, there are no condemnation or rezoning hearings or Proceedings pending before any Governmental Authority, or proposed or contemplated by any Governmental Authority with respect to the Leased Real Property. The Company is in actual, exclusive possession of the Leased Real Property, and except as otherwise provided in the Real Property Leases, has good, valid and indefeasible title to all leasehold estates created under the Real Property Leases, free and clear of all Encumbrances. The Company has delivered to Parent a correct and complete copy of each Real Property Lease, and all amendments, supplements or modifications thereto.

2.11 Personal Property.

(a) Set forth in Section 2.11 of the Disclosure Schedule is a list of all material tangible personal property that is owned, leased or otherwise being used by the Company (the “Personal Property”). The Company has good and marketable title, or holds valid and enforceable leases, to all the Personal Property held by the Company, free and clear of all Encumbrances. The Company is the owner of or has valid and enforceable leasehold interests in all of the Personal Property that the Company uses in, or is otherwise necessary to, the operation of the Business. The Company has delivered to Parent a correct and complete copy of each material lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

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2.12 Intellectual Property

(a) The Company owns, or has the right to use under license, all Intellectual Property Rights necessary for the operation of the Business as conducted prior to the Closing. Each Intellectual Property Right described in Section 2.12(a) of the Disclosure Schedule that is owned, licensed to, or used by the Company immediately before the Closing Date will be owned, licensed to, or available for use by the Company on identical terms and conditions immediately after the Closing Date.

(b) To the Knowledge of the Company, the past conduct by the Company of the Business, the production, distribution, licensing, and sale of the Products, and the conduct of the Business does not infringe on, misappropriate, or otherwise conflict with any Intellectual Property Right of any third party. No third party has asserted or to the Knowledge of the Company, threatened to assert against the Company any claim of infringement or misappropriation of any Intellectual Property Rights. To the Knowledge of the Company, no third party has interfered with, infringed on, or misappropriated any Intellectual Property Rights of the Company.

(c) Section 2.12(c) of the Disclosure Schedule identifies the following: (i) any patent, copyright, mask work, trademark, or service mark (or registration of such) that has been granted or registered and issued to the Company in any jurisdiction or that the Company, (ii) any pending patent application and each application for registration of a copyright, mask work, trademark, service mark or similar right that the Company has made in any jurisdiction, together with all associated filing or serial numbers, (iii) any material unregistered copyrights owned by the Company pertaining to software used in the Business, (iv) any unregistered trademarks, trade names or service marks used by the Company, (v) any domain name owned or used by the Company, (vi) any software used by the Company in the conduct of the Business, other than generally available off-the shelf software licensed to the Company pursuant to a “shrink-wrap,” “click-through” or similar end user license and (vii) any license, agreement or other permission that the Company has granted to any third party with respect to any of its Intellectual Property Rights, none of which (1) grants any third party any exclusive rights with respect to any of such Intellectual Property Rights other than non-exclusive licenses of the Products granted to customers of the Company in the ordinary course of Business consistent with past practices, (2) requires the Company to license or otherwise provide future versions, upgrades or enhancements of such Intellectual Property Rights, or (3) grants any third party any right to sublicense any such Intellectual Property Rights. The Company has made available to Parent or its representatives accurate and complete copies of all such registrations and all such applications and licenses, agreements and permissions. For each Intellectual Property Right, license, agreement or other permission required to be identified in the Disclosure Schedule pursuant to this subsection: (i) the Company possesses all right and title to, and interest in, such Intellectual Property Right, license, agreement or permission free and clear of any Encumbrance or infringement claim; (ii) such Intellectual Property Right, license, agreement or permission is not subject to any outstanding judgment, order or charge including any order, judgment or injunction entered by or with any Governmental Authority (a “Governmental Order”); and (iii) no proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such Intellectual Property Rights, license, agreement or permission. All registration, maintenance and renewal fees related to any registered Intellectual Property Rights of the Company that are currently due as of the date of this Agreement have been paid and all documents and certificates related to such Intellectual Property Rights that are currently required to be filed as of the Effective Date have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights. There are no registration, maintenance or renewal fees due that are related to the Company’s registered Intellectual Property Rights within 90 days of the Closing Date. All registered Intellectual Property Rights of the Company are valid and enforceable in the jurisdictions where they are registered.

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(d) Section 2.12(d) of the Disclosure Schedule identifies each Intellectual Property Right and each item of software, works of authorship and technology that a third party owns and that the Company uses under a license, agreement or other permission (other than generally available off-the-shelf software licensed to the Company pursuant to a “shrink wrap,” “click through” or similar end user license that is commercially available on reasonable terms to any Person or Entity for a license fee, royalty or other consideration of no more than $5,000 per license, copy or user), and the Company has delivered to Parent, true, correct and complete copies of all such licenses, agreements and permissions from third parties. For each Intellectual Property Right required to be identified in Section 2.12(d) of the Disclosure Schedule pursuant to this Section 2.12(d): (i) the license, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) except as disclosed in Section 2.12(d) of the Disclosure Schedule, the license, agreement or permission does not require the Company to pay any royalty, license fee or similar compensation and does not restrict the Company’s ability to do business in any geographic territory, with respect to any market or industry, or in competition with any Person or Entity; (iii) the Company is not in breach or default of, and to the Company’s Knowledge, no other party to any such license, agreement or permission is in breach or default of, and no event has occurred that, with notice or lapse of time or both, would be reasonably likely to constitute a breach or default of, or based on such event would permit termination, modification or acceleration of, any such license, agreement or permission; and (iv) no Proceeding is pending against the Company or, to the Company’s Knowledge, pending or threatened that challenges the legality, validity or enforceability of any such license, agreement or permission or any Intellectual Property Right governed by it, except that no representation is made with respect to generally available “off-the-shelf” software licensed to the Company pursuant to a “shrink-wrap,” “click-through” or similar end-user license.

(e) All current and former employees, contractors and consultants of the Company and any other third parties who have been involved in the development of any Intellectual Property Rights relating to the Business, have executed invention assignment and confidentiality agreements that properly assign to such contractors or consultants or directly to the Company all Intellectual Property Rights relating to the Business, copies of which have been delivered to Parent, and all employees, contractors and consultants of the Company who have or had access to confidential information or trade secrets related to or comprising such Intellectual Property Rights have executed nondisclosure agreements, copies of which have been delivered to Parent. Without limiting the generality of the representations made in this Section 2.12(e), to the Knowledge of the Company, none of the employees’, contractors’, or consultants’ work for the Company has been in any way done in breach of such employees’, contractors’, or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights transfer obligations, and there is no basis for any third party to claim rights to any Intellectual Property Rights relating to the Business as work for hire or otherwise in connection with any work done by an employee, contractors, or consultant for such third party at any time. The Company has taken all reasonable steps that are required and, consistent with industry standards, to protect the secrecy and confidentiality of, and otherwise protect and enforce, its rights in all trade secrets and other Intellectual Property Rights relating to the Business and that would be impaired by disclosure. To the Company’s Knowledge, no third party is in possession of any confidential information pertaining to the Business, except under a written confidentiality agreement, a copy of which has been provided to Parent or that contains protections reasonable and customary under the circumstances.

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(f) Except as set forth in Section 2.12(f) of the Disclosure Schedule, no source code used by the Company in the Business has been delivered, licensed or made available to any third-party escrow agent or any other Person or Entity, and the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code used by the Company in the Business to any third-party escrow agent or any other Person or Entity. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code used by the Company in the Business to any other Person.

(g) No software used by the Company in the Business is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, including, but not limited to, the GNU General Public License, GNU Affero General Public License, GNU Lesser Public License or Mozilla Public License) (collectively, “Open Source Software”) that would require, or condition the use or distribution of such software on, the disclosure, licensing or distribution of any source code for, or the granting of permission to perform reverse engineering on, any portion of such software. All Open Source Software used by the Company in the Business is set forth in Section 2.12(g) of the Disclosure Schedule, along with a description of the manner in which such Open Source Software is used and a link to the applicable license agreement.

(h) No government funding, government personnel or facilities or resources of any university, college, other educational institution, multi-national, bi-national or international organization or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights used by the Company.

(i) The Company has at all times complied with its published privacy policy and all applicable laws and regulations relating to privacy, data protection, and the collection and use of Personally Identifiable Information collected, used or held for use by the Company in the conduct of the Business. No action, claim, complaint, suit, inquiry, judicial or administrative proceeding, audit or investigation, including, without limitation, a Proceeding, has been asserted, or to the Company’s Knowledge, threatened against the Company alleging a violation of any person’s privacy or Personally Identifiable Information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law or regulation related to privacy and/or data protection. The Company has taken reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse. The execution, delivery and performance of this Agreement complies with all applicable statutes, laws and regulations relating to privacy and with the Company’s privacy policies. Copies of all current privacy policies of the Company that apply to the Products have been delivered to Parent. The Company has at all times made all disclosures to users or customers required by applicable statutes, laws and regulations, and none of such disclosures has been inaccurate, misleading or deceptive or in violation of any applicable statutes, laws and regulations.

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(j) The Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information described in Section 2.12(i) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(k) The Company has taken reasonable steps consistent with industry practice for companies of a similar size and implemented such procedures to protect the Systems from any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of any Product and the Intellectual Property Rights used to deliver all Products (or all parts thereof) or data or other software of users and to preserve the availability, security, and integrity of the Systems, and the data and information stored thereon (including protecting such Systems from infection by “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines and from access by unauthorized Persons). The Company has the disaster recovery and security plans, procedures and facilities for the Systems consistent with industry standards for companies of a similar size. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Systems.

2.13 Agreements, Contracts and Commitments. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company is not a party to, nor is bound by:

(i) any collective bargaining agreements;

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company;

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

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(vi) any fidelity or surety bond or completion bond;

(vii) any lease of personal property having a value individually in excess of $25,000;

(viii) any agreement of indemnification or guaranty;

(ix) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

(x) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

(xii) any distribution, joint marketing or development agreement;

(xiii) any agreements involving payments based on profits or revenues of the Company;

(xiv) any agreements pertaining to projects commonly known as “fixed price/deliverable based projects” involving an amount in excess of $25,000;

(xv) any agreements containing “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xvi) any powers of attorney or agency agreements;

(xvii) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

(xviii) any other agreement, contract or commitment that could reasonably be expected to require the Company to spend $25,000 or more or is not cancelable without penalty within thirty (30) days.

The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment required to be set forth in Section 2.13 of the Disclosure Schedule (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.13 of the Disclosure Schedule, is not subject to any material default thereunder of which the Company has Knowledge by any party obligated to the Company pursuant thereto. The Company has provided Parent with an accurate and complete copy of each Contract.

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2.14 Compliance with Laws. The Company has complied in all material respects with all applicable statutes, laws and regulations affecting the Business. The Company has not received any notice asserting any violation by the Company of any statute, law or regulation that has not been fully remedied before the date of this Agreement. Section 2.14 of the Disclosure Schedule sets forth a correct and complete list of all licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or the Business (the “Permits”). To the Knowledge of the Company, the Permits are sufficient and adequate in all material respects to permit the continued lawful operation of the Business as presently conducted. The Company owns, holds or possesses adequate right to use all Permits required in connection with the operation of the Business as presently conducted. The Company is in compliance in all material respects with the terms of the Permits. The Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of the Permits is threatened.

2.15 Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no pending, or, to the Knowledge of the Company, threatened Proceeding against or to the Company’s Knowledge, materially affecting the Business, the assets or the financial condition of the Company. Any matters set forth in Section 2.15 of the Disclosure Schedule in response to this Section 2.15, if decided adversely to the Company, are not reasonably expected to result in a Material Adverse Change or adversely affect Parent’s ability to conduct the Business or to use or commercially exploit the assets of the Company. The Company has furnished or made available to Parent copies of all relevant court papers and other documents relating to all matters set forth in Section 2.15 of the Disclosure Schedule in response to this Section 2.15. There is not pending or entered against the Company, or with respect to any of the assets of the Company or the Business, any Governmental Order of any federal, state, local or foreign Governmental Authority. The Company is not in default with respect to, nor has an event occurred that, with notice, lapse of time, or both, would be a default under, any Governmental Order of any federal, state, local or foreign Governmental Authority affecting the assets of the Company or the Business. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company is presently not a party to any Proceeding instituted by it affecting the assets of the Company or the Business, nor does the Company have any plans to institute any such Proceeding against any other Person.

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2.16 Employees and Employee Benefits.

(a) The Company is not a party to any collective bargaining agreement applicable to its employees, none of its employees is represented by any labor organization, and there is no labor strike, work stoppage or slowdown pending against the Company and no pending lockout by the Company. Except as listed in Section 2.16 of the Disclosure Schedule (the “Benefit Plans”), the Company has no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) covering any employee or former employee of the Company. Except as listed in Section 2.16 of the Disclosure Schedule, the Company has no employment, consulting or contractor agreement, written or oral, with any currently active employee, consultant or contractor, including any agreement to provide any bonus, severance or other benefit to any such Person. To the Company’s Knowledge, no employees of the Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

(b) Copies of all Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions and any summary of any material modification) have been delivered to Parent or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Benefit Plan. All Benefit Plans that individually or collectively would constitute an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (collectively, the “Company Pension Plans”), are identified as such in Section 2.16(b) of the Disclosure Schedule. All contributions due from the Company with respect to any of the Benefit Plans have been made as required under ERISA or have been accrued on the Company Financials. Each Benefit Plan has been maintained in compliance with its terms and with the material requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Benefit Plans. No Company Pension Plan constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Pension Plan that is covered by Title I of ERISA which would result in a liability to the Company. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Pension Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

(c) Each Company Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of applicable law. No Benefit Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. To the extent permitted by applicable law, Parent or its counsel has been given direct access to the claims experience of any health plan of the Company to enable it to ascertain whether any persons covered by that plan have incurred claims in excess of $25,000 in the preceding 12 months. The Company has or will prior to the Closing Date, taken such actions as may be necessary to authorize Parent or its counsel to obtain such information.

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2.17 Employment Matters. Set forth in Section 2.17 of the Disclosure Schedule is a list of each written employment or contractor agreement currently in effect between the Company and any employee or contractor of the Company (collectively, the “Company Employment Agreements” and individually, a “Company Employment Agreement”). The Company (i) is not in violation in any material respect of applicable laws respecting employment, including with regard to employment practices, employee classification, terms and conditions of employment, termination of employment, and wages and hours, (ii) has no material liability for any arrears of wages or any material penalty for violation of clause (i) above, and (iii) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to wages, unemployment compensation, benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of Business, consistent with past practice). Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has no change of control agreements with any officer, director or employee of the Company.

2.18 Absence of Certain Practices. Neither the Company, nor, to the Company’s Knowledge, any director, officer, employee or agent of the Company, or any other Person acting on their behalf has, directly or indirectly, given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business or operations of the Company (or assist the Company in connection with any actual or proposed transaction relating to the Business and operations), (i) that subjected or might subject the Company to any damage or penalty in any criminal or governmental litigation or proceeding, or (ii) that in case of a payment made directly or indirectly to an official or employee of any Governmental Authority, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Authority, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state that subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Contract.

2.19 Export Control. To the Company’s Knowledge, the Company has not exported or re-exported products that include or use encryption outside of the United States. Exports include the actual shipment, transfer, transmission or download of these products.

2.20 No Brokers or Finders. The Company has not engaged any broker or finder in connection with any transaction contemplated by this Agreement, and no broker, finder or other Person claiming by or through the Company is entitled to any commission or finder’s fee in connection with any of these transactions.

2.21 Environmental Matters. There are no pending or, to the Company’s Knowledge, threatened, Proceedings arising out of or related to any noncompliance by the Company with any environmental or health and safety law of any Governmental Authority in connection with the ownership or use of the assets of the Company, including, without limitation, statutes related to air quality, water quality, solid waste management, hazardous or toxic substances or protection of health or the environment.

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2.22 Customers; Product Warranties. Section 2.22 of the Disclosure Schedule includes a correct and complete list of all current customers of the Company (collectively, “Customers”). To the Company’s Knowledge, none of these Customers intend to cease doing business with the Company or materially alter the amount of business they are presently doing with the Company. There are no claims against the Company outstanding, pending or, to the Knowledge of the Company, threatened, for breach of any warranty relating to the Products. There are no agreements, contracts, understandings or commitments, whether written or oral, between the Company, on the one hand, and any Customer, on the other hand, which is not reflected in the Contracts furnished by the Company to Parent and set forth in Section 2.13 of the Disclosure Schedule.

2.23 Interest in Customers, Etc. Except as set forth in Section 2.23 of the Disclosure Schedule, the Company, nor, to the Company’s Knowledge, any other officer, director or employee of the Company, or any spouse or child of any of them, has no direct or indirect interest in any competitor, supplier or customer of the Business or in any Entity from whom or to whom the Company leases any real or personal property applicable to the Business, or in any other Entity with whom the Company is doing material business relating to the Business, other than investments in publicly held Entities amounting, with respect to each such Entity, to not more than two percent of such Entity’s outstanding shares.

2.24 Insurance. The Company are covered by insurance policies in the scope and amount set forth beside each in Section 2.24 of the Disclosure Schedule which is a list of all insurance policies maintained by the Company. Each insurance policy to which the Company is a party is in full force and effect. The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by the Company or would permit termination, modification or acceleration, under such policies; and the Company have not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

2.25 Vote Required. The affirmative vote or written consent of the holders of a majority of the outstanding shares of the Common Stock is the only votes or written consents of any class or series of the Common Stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

2.26 State Takeover Statutes. The board of directors of the Company has taken all actions so that the restrictions in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar federal, state, local or foreign “fair price” or “control share acquisition” statutes, laws or regulations, will not apply to Parent or Merger Sub with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

3.2 Authority.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained herein may be limited by applicable laws.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, Conflict with any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, respectively. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

3.3 No Brokers or Finders. Parent has not dealt with any broker or finder in connection with any transaction contemplated by this Agreement, and no broker, finder or other Person claiming by or through Parent is entitled to any commission or finder’s fee in connection with any of these transactions.

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3.4 Capitalization. The authorized capital stock of Parent consists of 165,000,000 shares of capital stock, including (a) 15,000,000 shares of Parent preferred stock of which 193,713 shares are issued and outstanding and (b) and 150,000,000 shares of Parent Common Stock, of which 82,450,664 shares of which are issued and outstanding. There are 193,712,955 shares issuable upon conversion of outstanding Parent preferred stock. In addition, there are 29,001,826 shares of Parent Common Stock that are issuable upon the exercise of outstanding options and warrants to purchase Common Stock, 2,464,383 shares of Common Stock that are reserved for issuance under the Parent’s stock incentive plans, and 30,000,000 shares of Parent Common Stock that are reserved for issuance upon conversion of Parent’s outstanding convertible debentures. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock. No Person or Entity is entitled to any preemptive or similar right with respect to the issuance of any Common Stock. The Parent has no other capital stock issued or outstanding.

3.5 Disclosure. Parent has made available to the Company an investor disclosure package consisting of Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2018, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed by Parent with the SEC since December 31, 2018, if any, and any proxy materials distributed to Parent’s stockholders since December 31, 2018, in each case excluding any exhibits or attachments thereto (the “Parent Disclosure Package”). The documents in the Parent Disclosure Package (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and (b) when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the documents in the Parent Disclosure Package fairly and accurately represented, in all material respects, the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein are in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q of the SEC, and subject, in the case of unaudited statements, to normal, immaterial year end audit adjustments).

3.6 Litigation. There is no Proceeding pending or, to Parent’s knowledge, threatened in writing, against Parent before any Governmental Authority or any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Parent, except where such Proceeding or such judgment, decree, injunction, rule or order would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

3.7 Parent Common Stock. The shares of Parent Common Stock to be allotted and issued pursuant to the transactions contemplated hereby will be duly authorized, and when the share certificates in respect of such shares of Parent Common Stock are issued in accordance with the terms hereof, will be validly issued and credited as fully paid up.

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ARTICLE IV.

Covenants

Each of the Parties shall comply with the following covenants to the extent applicable to such party:

4.1 Access.

(a) Subject to applicable law, from the date hereof to the Closing, the Company shall and shall cause their representatives to: (i) provide to Parent and its representatives reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof during normal business hours and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent reasonably may request. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the NDA (as defined herein).

(b) Without limiting the terms of the NDA, except for disclosures approved by Parent and the Company, none of the Parties hereto shall, and shall cause their Affiliates and representatives not to, disclose the terms or existence of this Agreement or the subject matter or terms of the transactions contemplated hereby to any other Person. Notwithstanding the foregoing, this Section 4.1(b) shall not prohibit a Person from making any disclosure which, in the reasonable opinion of such Person’s outside legal counsel, is required to avoid a violation of applicable law by such Person, in which event the Person required to make such disclosure shall do so only to the limited extent necessary to comply with such law and shall give advance written notice thereof to the other party and an opportunity to comment on any such disclosure and oppose the need therefor.

4.2 Conduct of the Business. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VI, the Company shall carry on the operation of the Business in the ordinary course and shall use their respective reasonable efforts not to take any action inconsistent with the provisions of this Agreement. Except as expressly set forth in this Agreement or the Disclosure Schedule (including without limitation actions of the Company necessary for the cancellation of Unvested Options), the Company shall use its reasonable efforts to maintain the present character and quality of its business, including its present operations, physical facilities, working conditions and relationships with distributors, lessors, licensors, suppliers, customers and employees.

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4.3 Notices of Certain Events. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI, each party shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising or becoming known subsequent to the date of this Agreement that reasonably could be expected to result in any material breach of a representation or warranty of such party or any material breach of a covenant of such party under this Agreement or any Transaction Document or that reasonably could be expected to have the effect of making any representation or warranty of such party in this Agreement or any Transaction Document materially untrue, incorrect or incomplete. The Company may from time to time after the date hereof prepare and deliver to Parent updates to the Disclosure Schedule disclosing any changes thereto required in respect of events occurring subsequent to the date hereof, provided that no such update (i) shall be taken into account in determining whether the conditions set forth in Article V have been satisfied and, (ii) that if the Closing occurs, shall be taken into account for purposes of indemnification pursuant to Article VII. Subject to the foregoing, the Disclosure Schedule, as so updated from time to time, shall constitute the definitive Disclosure Schedule for purposes of this Agreement.

4.4 Stockholder Consent; Regulatory and Other Authorizations. Each party shall use its reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate the transactions contemplated hereby as promptly as reasonably practicable including the approval of the holders of the Common Stock; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made, or avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.5 Confidentiality and Announcements The terms of the NDA shall apply to any information provided to Parent or the Company pursuant to this Agreement.

(b) Subject to Section 4.5(a), the Company and Parent shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and, except as required by law, no such press release or other public disclosure shall be made without the consent of the other such party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or any contrary term contained in the NDA, to the extent that either such party determines that it or the other party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable stock exchange or any Governmental Authority, such party shall give notice of any such required disclosure to the other party and a reasonable opportunity to comment on such disclosure. Such Parties shall cooperate in such filing, registration or notification and shall execute all documents reasonably required in connection therewith.

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4.6 Company Treatment of Unvested Options. The Company shall take such steps prior to the Effective Time as shall be necessary to cause there to be no Unvested Options outstanding as of immediately prior to the Effective Time.

4.7 Further Assurances. From and after the Closing, the Company and Parent shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a party may reasonably request of another party in order to effectuate the purposes of this Agreement and to carry out the terms hereof and thereof.

4.8 Acquisition Proposals. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI, the Company will not directly or indirectly, through any Affiliate or representative or otherwise, except in furtherance of the Merger, to (a) solicit, initiate or encourage (including by way of furnishing material non-public information) submission of any proposals or offers, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to the direct or indirect purchase by any Person, other than Parent, of the assets of the Company, or any equity interest in, or any merger, consolidation, share exchange or business combination with, the Company (collectively, an “Acquisition Proposal”), (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than Parent any information with respect to, or otherwise cooperate in any way with or assist or facilitate any Acquisition Proposal by any Person, (c) enter into any Contract with respect to any Acquisition Proposal. The Company immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Persons with respect to an Acquisition Proposal. The Company shall notify Parent promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact (including a copy of any such written or electronic mail transmissions received in connection therewith).

4.9 Registration. Parent shall prepare and file a registration statement on Form S-1 or (if available Form S-3) with the Securities and Exchange Commission covering the resale of Parent Common Stock issued pursuant to this Agreement within six months following the Closing Date for inclusion in such registration statement, and all signatures, opinions and consents required for such registration statement). Parent shall use its best efforts to cause such registration statement(s) to become effective as promptly as practicable after filing and to keep such registration statement(s) effective until the such shares of Parent Common Stock have been sold thereunder.

4.10 Transfer of Agreements. Parent and the Surviving Corporation shall use their commercially reasonable best efforts to promptly transfer to NewCo those agreements which are identified in the Disclosure Schedule as “to be transferred to NewCo.”

4.12 Company Financial Statements. The Company shall use commercially reasonable efforts to deliver to the Parent the Company’s financial statements for the years ended December 31, 2018 and 2017, together with an audit report of an independent accounting firm qualified by the Public Accounting Oversight Board, as soon as reasonably practicable following the date hereof, but in no event later than sixty (60) days following the date hereof. The Company financial statements shall be prepared in accordance with GAAP and Regulation S-X under the Securities Act. Promptly following receipt of the Company’s audited financial statements, the Company will use commercially reasonable efforts to file the pro-forma financial statements required to be filed by the Parent pursuant to Regulation S-X under the Securities Act as a result of the consummation of the Merger.

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ARTICLE V.

CONDITIONS

5.1 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction, at or before the Closing, of all of the conditions set out below in this Section 5.1. Parent may waive any or all of these conditions in whole or in part in writing; provided, however, that no such waiver of a condition will constitute a waiver by Parent of any of its other rights or remedies, at law or in equity, if the Company is in default of any of its representations, warranties or covenants under this Agreement.

(a) Representations and Warranties Accurate. All representations and warranties of the Company in Section 2 of this Agreement, or in any written statement delivered to Parent by the Company under this Agreement, shall have been true and accurate in all respects when made (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects), and shall be true and accurate in all respects (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects) on and as of the Closing Date as if made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Schedule other than with respect to actions otherwise permitted under this Agreement.

(b) Compliance with Obligations. On or before the Closing Date, the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that the Company are required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

(c) Compliance Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed and verified on behalf of the Company by the chief executive officer of the Company, stating that the conditions specified in Sections 5.1(a) and (b), have been fulfilled.

(d) Absence of Litigation. No Proceeding before any Governmental Authority pertaining to the transactions contemplated by this Agreement or to their consummation, or that could reasonably be expected to (i) result in a Material Adverse Change, or (ii) have a material adverse effect on the Company’s ability to perform its obligations hereunder, shall have been instituted or threatened on or before the Closing Date.

(e) Corporate Approvals of the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action by the Company’s Board of Directors and holders of at least ninety-five percent (95%) of the Common Stock, and Parent shall have received copies of all such resolutions pertaining to that authorization, certified by an officer of the Company.

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(f) Good Standing Certificate. The Company shall have delivered to Parent a good standing certificate of the Company, issued by the Secretary of State of the State of Delaware dated as of the most recent practicable date prior to the Closing Date, which in any event shall be no more than five Business Days prior to the Closing Date.

(g) Closing Matters. The form and substance of all certificates, instruments and other documents delivered to Parent under this Agreement shall be satisfactory in all reasonable respects to Parent and its counsel.

(h) Financial Statements. The Company Financials shall have been delivered to Parent, and there shall have been no material adverse change in the Company’s financial condition from that set forth in the Company Financials.

(i) Governmental Approvals. The Company shall have obtained all approvals, waivers and consents from Governmental Authorities, if any, necessary for consummation of, or in connection with, the transactions contemplated under this Agreement and each of the other Transaction Documents. In addition, no legal or regulatory restriction under the laws of the United States or any state or local or foreign jurisdiction shall prevent the Closing or prohibit any transaction contemplated under this Agreement or any other Transaction Document.

(j) Employment Agreements. Each of Saran Saund and Burcek Beser (collectively, the “Key Employees”) shall have entered into employment agreements with Parent in substantially the form attached hereto as Exhibit C (collectively, the “Employment Agreements”), and such agreement shall be in force and effect.

(k) Resignations. Parent shall have received the written resignations of the members of the Board of Directors of the Company and of each officer of the Company effective at the Effective Time.

(l) Spreadsheet. Parent shall have received the Final Spreadsheet pursuant to Section 1.9(b) certified on behalf of the Company by the Company’s chief executive officer.

5.2 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing are subject to the satisfaction, at or before Closing, of all of the following conditions. The Company may waive any or all of these conditions in whole or in part in writing; provided, however, that no such waiver of a condition will constitute a waiver by the Company of any of its other rights or remedies, at law or in equity, if Parent is in default of any of its representations, warranties or covenants under this Agreement.

(a) Representations and Warranties Accurate. All representations and warranties of Parent and Merger Sub in Section 3 of this Agreement, or in any written statement delivered to the Company by Parent under this Agreement, shall have been true and accurate in all respects when made (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects), and shall be true and accurate in all respects (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects) on and as of the Closing Date as if made on and as of the Closing Date.

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(b) Compliance with Obligations. On or before the Closing Date, Parent and Merger Sub shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that they are required by this Agreement and the other Transaction Documents to perform, comply with or satisfy, before or at the Closing.

(c) Compliance Certificate. The Company shall have received a certificate, dated the Closing Date, signed and verified by a duly authorized officer of Parent, stating that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

(d) Absence of Litigation. No Proceeding before any Governmental Authority pertaining to the transactions contemplated by this Agreement or to their consummation, or that could reasonably be expected to (i) result in a Material Adverse Change, or (ii) have a material adverse effect on the Parent’s ability to perform its obligations hereunder, shall have been instituted or threatened on or before the Closing Date.

(e) Closing Matters. The form and substance of all certificates and instruments delivered to the Company under this Agreement shall be satisfactory in all reasonable respects to the Company and its counsel.

(f) Financing Transaction. Parent shall either (i) have closed a private placement of equity resulting in aggregate proceeds to Parent of at least $10,000,000, or (ii) signed a commercial agreement with a strategic partner which has resulted in proceeds to Parent of at least $5,000,000.

(g) License Agreement. Parent and the Surviving Corporation shall have entered into a license agreement with NewCo in substantially the form attached hereto as Exhibit E (the “License Agreement”), and such agreement shall be in force and effect.

(h) Transition Services Agreement. Parent and the Surviving Corporation shall have entered into a transition services agreement with NewCo in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), and such agreement shall be in force and effect.

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ARTICLE VI.

Termination of this AGreement

6.1 Termination. Except as provided in Section 6.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

(a) by mutual written consent of the Company and Parent;

(b) By either Parent, on the one hand, or the Company, on the other hand, if the Closing has not occurred for any reason on or before the date which is 90 days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) By either Parent, on the one hand, or the Company, on the other hand, if any bona fide Proceeding is pending against any party to this Agreement on the Closing Date that is reasonably likely to result in an unfavorable judgment, decree or order that would prevent or make unlawful the performance of this Agreement;

(d) By either Parent, on the one hand, or the Company, on the other hand, if any Governmental Authority has issued any Governmental Order or taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order or other action is final and nonappealable; or

(e) If, before the Closing, either Parent, on the one hand, or the Company, on the other hand, materially defaults in the due and timely performance of any of its covenants or agreements under this Agreement, or if any representation or warranty becomes materially untrue such that the closing condition in Section 5.1(a) will not be satisfied, the nondefaulting party may terminate this Agreement; provided, that, if the default or breach of the covenant or agreement, or untruth in the representation, can be cured, termination will not be effective for ten Business Days after delivery of written notice of intent to terminate, and if the breach is cured within that time, the nondefaulting party will have no right to terminate this Agreement on account of that breach. In addition, no party may exercise any right to terminate under this Section 6.1(e) if it is in material breach of its obligations under this Agreement.

6.2 Survival. Any proper termination of this Agreement in accordance with its terms will be effective immediately on delivery of written notice by the terminating party to the other parties (unless a provision of this Agreement permits a party a cure period, and then on the expiration of that cure period following a failure to cure). In the event of termination of this Agreement as provided in this Article VI, then this Agreement shall be of no further force or effect, except Article VI (“Termination”) and Article XI (“General Provisions”), which shall survive termination. Termination of this Agreement shall not relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party that renders any representation or warranties of such party untrue.

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ARTICLE VII.

INDEMNIFICATION

7.1 Survival Period. The representations and warranties of Parent, Merger Sub, the Company shall survive until the one year anniversary of the Closing Date (the first day following such anniversary, the “Expiration Date”). The covenants and agreements of Parent, Merger Sub and the Company shall survive the Closing of the Merger. Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim (x) for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Securityholder Representative prior to such termination or (y) for or arising out of or relating to fraud or intentional misrepresentation.

7.2 Indemnification by Persons Receiving Merger Consideration. Subject to the terms and conditions of this Article VII, each Person entitled to receive Merger Consideration pursuant to the terms and conditions of Section 1 (collectively, the “Indemnifying Persons”), from and after the Effective Time shall indemnify, defend and hold harmless Parent and Merger Sub and their respective Affiliates, stockholders, officers, directors, employees, agents (including, from and after the Effective Time, the Company) and their successors and assigns (collectively, the “Parent Indemnified Parties”), and shall reimburse the Parent Indemnified Parties for, any liability, loss, damage, payment (including, without limitation, those arising out of any demand, settlement approved in accordance with this Article VII or final judgment relating to any legal, equitable or arbitration action or Proceeding), obligation, action, suit, proceeding, claim, demand, Tax, cost or expense (including reasonable attorney’s fees and expenses) (collectively, “Losses”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Company in this Agreement subject to the expiration of such representations and warranties at the Expiration Date;

(b) any breach of any covenant or obligation of the Company in this Agreement;

(c) any amounts paid to holders of Dissenting Shares in excess of the Merger Consideration that would have been payable thereto;

(d) any unpaid Transaction Expenses which are not reflected on the statement of Final Working Capital;

(e) any inaccuracy in the Final Spreadsheet; or

(f) fraud or intentional misrepresentation.

7.3 Limitations on Indemnification by Indemnifying Persons. Notwithstanding anything contained herein to the contrary, the obligation of the Indemnifying Persons to indemnify the Parent Indemnified Parties pursuant to Section 7.2 is subject to the following limitations and qualifications:

(a) Except in the case of intentional misrepresentation or fraud, no Indemnifying Person will have any indemnification liability under Section 7.2(a), until the total amount of Losses incurred by the Parent Indemnified Persons hereunder exceeds $200,000 (the “Basket”); provided, that in the event such Losses exceed the Basket, the Parent Indemnified Persons shall be entitled to indemnification for the entire amount of all such Losses including such Basket. For purposes of calculating Losses with respect to any breach or breaches by the Company of any of its representations and warranties contained in or made by or pursuant to this Agreement that are qualified by materiality or Material Adverse Change (including for the purpose of determining whether the Basket has been satisfied) (but not for purposes of determining whether such a breach has occurred), all such qualifications shall be disregarded.

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(b) No Parent Indemnified Party’s right to indemnification, payment of Losses or any other remedy will be affected by any investigation conducted with respect to, or any knowledge of such Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter.

(c) The Common Stock First Tranche Share Amount and the Common Stock Second Tranche Share Amount shall be available to Parent Indemnified Parties to satisfy the indemnification obligations of the Indemnifying Persons pursuant to Section 7.1 and Section 7.2, subject to the terms of this Article VII, until such time as such shares of Parent Common Stock making up the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount, as applicable, have been released to the Payment Agent on behalf of the Securityholders in accordance with this Agreement. Except with respect to Losses arising from or relating to (i) any breach of any covenant or obligation of the Company in this Agreement, (ii) any amounts paid to holders of Dissenting Shares in excess of the Merger Consideration that would have been payable thereto, (iii) any unpaid Transaction Expenses which are not reflected on the statement of Final Working Capital, (iv) any inaccuracy in the Final Spreadsheet, or (v) any fraud or intentional misrepresentation, from and after the Effective Time, the sole and exclusive remedy of the Parent Indemnified Parties against the Indemnifying Persons for any Losses will be to make a claim in respect of, and solely to the extent of, the Common Stock First Tranche Share Amount and the Common Stock Second Tranche Share Amount until such time as such shares of Parent Common Stock making up the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount, as applicable, have been released to the Payment Agent on behalf of the Securityholders in accordance with this Agreement. Except in the case of intentional misrepresentation or fraud by such Indemnifying Person, no Indemnifying Person will have any indemnification liability under Sections 7.2 in excess of such Indemnifying Person’s share of the Merger Consideration.

(d) Claims made by a Parent Indemnified Party for indemnification under this Article VII shall be satisfied first from the shares of Parent Common Stock making up the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount, as applicable, from the Indemnifying Persons each in his, her or its Pro Rata Portion.

(e) On the applicable Release Date, Parent shall release to the Payment Agent on behalf of the Securityholders the remaining unused Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount, as applicable, as of such time; provided, that a portion of the Common Stock First Tranche Share Amount or the Common Stock Second Tranche Share Amount, as applicable which is necessary to satisfy any unsatisfied or unresolved claims for Losses made by any Parent Indemnified Party prior to such date pursuant to the terms of this Agreement shall remain held by Parent until such claims have been resolved.

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(f) Each Loss for which the Parent Indemnified Parties are entitled to be indemnified hereunder shall be reduced by (i) the amount of any insurance proceeds which the Parent Indemnified Parties recover with respect to such Loss, and (ii) any indemnity, contribution or other similar payment which the Parent Indemnified Parties receive from any third party with respect to such Loss (other than with respect to a policy of insurance).

7.4 Procedures for Indemnification. If an event occurs that entitles a Parent Indemnified Party, or that a Parent Indemnified Party reasonably believes entitles it, to indemnification pursuant to this Article VII, the Parent Indemnified Party shall promptly notify the Securityholder Representative; provided, that that no delay on the part of the Parent Indemnified Party in notifying the Securityholder Representative shall relieve an Indemnifying Person of any liability or obligation hereunder, except to the extent that such Indemnifying Person has been materially prejudiced by such Parent Indemnified Party’s failure to give such notice. The Parent Indemnified Party shall have the right to undertake, conduct, control and settle the defense of any such third party claim; provided, however, that the Parent Indemnified Party may not affect the settlement of any such claim without the consent of the Securityholder Representative, which consent shall not be unreasonably withheld or delayed. The Securityholder Representative shall cooperate with the Parent Indemnified Party and its counsel in the defense of such claim and shall be entitled to participate in the defense thereof at its own cost and expense. The Securityholder Representative may acknowledge and agree by written notice to the Parent Indemnified Party to satisfy such claim within 20 days of receipt of notice of such claim from such Parent Indemnified Party; provided, however, that if the claim is such that a response is required in less than 20 days, such time period shall be reduced to the response period applicable to the claim less three days, but in no event shall the time period be less than ten days. In the event that the Securityholder Representative disputes such claim, the Securityholder Representative shall provide written notice of such dispute to the Parent Indemnified Party within 20 days of receipt of notice of such claim, setting forth the basis of such dispute. In the event that the Securityholder Representative fails to provide written notice to the Parent Indemnified Party within the required number of days of receipt of notice from the Parent Indemnified Party that the Securityholder Representative either acknowledges and agrees to pay such Loss or dispute such Loss, the Indemnifying Persons shall be deemed to have acknowledged and agreed to pay such Loss in full and to have waived any right to dispute such Loss.

7.5 Resolution of Conflicts; Arbitration.

(a) If the Securityholder Representative delivers proper notice of dispute pursuant to Section 7.4, the Parent Indemnified Party and the Securityholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the disputed claims within 20 days of the date such notice of dispute is received by the Parent Indemnified Party. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties.

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(b) If no such agreement can be reached after good faith negotiation within such 20-day period, either the Securityholder Representative, on the one hand, or the Parent Indemnified Party, on the other hand, may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators, unless the parties agree to a single arbitrator and select the same arbitrator within 15 days after such written notice is sent. Unless the parties agree with respect to a single arbitrator, as provided above, within 15 days after such written notice is sent, the Securityholder Representative, on the one hand, and the Parent Indemnified Party, on the other hand, shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity of any claim and amount of any Loss shall be binding and conclusive upon the parties. The Securityholder Representative and the Parent Indemnified Parties shall not unreasonably delay any arbitration proceeding as provided herein.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of JAMS. The Securityholder Representative, on the one hand, and the Parent Indemnified Party, on the other hand, shall initially each bear its own expenses (other than attorneys’ fees and expenses described in Section 9.9) incurred in connection with any such arbitration. The fees and expenses of each arbitrator and the administrative fee of JAMS shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by the Parent Indemnified Party, on the one hand, and the Indemnifying Persons, on the other hand).

(d) The amount of such Loss to the Parent Indemnified Party shall be satisfied in accordance with Section 7.3(c) hereof within 20 days of the date of acknowledgment or resolution, as the case may be.

7.6 No Duplication; Exclusive Remedy. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. From and after the Closing, except in the case of fraud or intentional misrepresentation or as otherwise expressly set forth in Section 9.8, the sole remedy of the Parent Indemnified Parties with respect to any breach of, or inaccuracy in, a representation or warranty contained in this Agreement, any certificate delivered at the Closing, or any breach of any covenant or agreement in this Agreement, or for any other claim any such Parent Indemnified Party may have pursuant to this Agreement or arising from or related to the Merger, shall be indemnification pursuant to this Article VII.

7.7 Securityholder Representative.

(a) Each of the Indemnifying Persons hereby appoints Saran Saund, as its agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Indemnifying Persons to give and receive notices and communications, to authorize settlements from the First Tranche Closing Share Amount and Second Tranche Closing Share Amount in satisfaction of Losses incurred by Parent Indemnified Parties, to provide the Notice of Disagreement with respect to the calculation of Working Capital and to resolve disputes with respect thereto, to object to claims for indemnification, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or allowed by the terms of this Agreement. Such agency may be changed by the holders of a majority of the shares of Common Stock at the Effective Time, from time to time upon not less than five days’ prior written notice to Parent. A vacancy in the position of Securityholder Representative may be filled by the holders of a majority of the shares of Common Stock at the Effective Time. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representatives’ shall constitute notice to or from the Securityholders.

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(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Persons shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative.

(c) A decision, act, consent or instruction of the Securityholder Representative, shall constitute a decision of the Indemnifying Persons and shall be final, binding and conclusive upon the Indemnifying Persons and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Persons. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative.

ARTICLE VIII.

Tax Matters

8.1 Tax Returns.

(a) Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. The Company shall pay or cause to be paid prior to the Closing Date all Taxes of the Company required to be paid prior to the Closing Date. The Securityholder Representative shall be allowed reasonable time, and in no event less than ten (10) Business Days, to review and comment on each Tax Return of the Company prepared by or on behalf of Parent prior to the filing thereof. In the event of any dispute between the Securityholder Representative and Parent with respect to such Tax Return, such dispute shall be resolved pursuant to Section 8.1(e), which resolution shall be binding on the parties; provided, that Parent shall be entitled to file any such Tax Return as necessary to comply with any applicable deadlines.

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(b) Taxable Periods Ending After the Closing Date. Parent shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company with respect to any taxable period that ends after the Closing Date.

(c) Cooperation and Assistance. Parent and the Securityholder Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes, and until the seventh (7th) anniversary of the Closing Date, and each will retain and provide the other with any records or information which may be necessary for such Tax Return audit, or examination, proceedings or determination. Parent and the Securityholder Representative further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person and take any other actions, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.2 Treatment of Payments. All amounts paid by the Securityholders or the Securityholder Representative under Article VII shall, to the extent permitted by law, be treated for all purposes as adjustments to the Merger Consideration.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Costs, Expenses. Parent will pay all costs and expenses, including its attorneys’ fees and expenses (including brokers’ fees), incurred or to be incurred by it and Merger Sub in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement and the other Transaction Documents. The Company will pay all costs and expenses, including its attorneys’ fees and expenses (including brokers’ fees, if any), incurred or to be incurred by the Company or the Securityholders (the expenses of whom the Company has agreed to reimburse) in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement and the other Transaction Documents and to the extent not paid, such costs and expenses shall be included in the calculation of Transaction Expenses.

9.2 Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

9.3 Usage. Unless the context clearly requires otherwise:

(a) Plural and singular numbers will each be considered to include the other;

(b) The masculine, feminine and neuter genders will each be considered to include the others;

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(c) “Shall,” “will,” “must,” “agree,” and “covenants” are each mandatory;

(d) “May” is permissive;

(e) “Or” is not exclusive;

(f) “Includes” and “including” are not limiting;

(g) Reference to any statute is a reference to that statute as amended to the date of this Agreement;

(h) Reference to any document is to that document, as amended to the date of this Agreement and as may be amended after the date hereof, including all exhibits and schedules, if any;

(i) When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(j) The words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section in which they appear);

(k) With respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(l) The phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof.

9.4 Entire Agreement. This Agreement and the other Transaction Documents, together with the Exhibits and Schedules (including the Disclosure Schedule) hereto and thereto, each of which is incorporated herein by reference, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including that certain “Letter of Intent” executed as of June 16, 2019, and, solely in the event that the Closing occurs, that certain Mutual Confidentiality and Proprietary Information Agreement, dated February 7, 2018, by and between Parent and the Company (the “NDA”). For the avoidance of doubt, in the event that the transactions contemplated by this Agreement do not occur for any reason, the NDA will be deemed to survive the execution hereof and govern the parties agreement with respect to the subject matter thereof.

9.5 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

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9.6 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Executed counterparts delivered by fax or other electronic transmission shall be as valid and effective as manually executed original counterparts.

9.8 Parties In Interest. Other than as provided in Article VII with regard to the Parent Indemnified Parties (each of whom is an intended third party beneficiary of this Agreement), nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement; and no provision will give any third party any right of subrogation or claim against any party to this Agreement.

9.9 Successors and Assigns. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, prior to the Closing, none of Parent, Merger Sub or the Company may assign any of its rights under this Agreement. No assignment by the Company, Merger Sub or Parent permitted under this Section 9.9 will relieve the assigning party of any of its obligations or duties under this Agreement.

9.10 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

9.11 Attorneys’ Fees and Costs. If any legal Proceeding is brought for the enforcement of this Agreement (including, without limitation, arbitration pursuant to Section 7.5), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that Proceeding, in addition to any other relief to which they may be entitled.

9.12 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, will survive the Closing until expiration of the applicable statute of limitations, unless otherwise provided herein.

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9.13 Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware as applied to contracts that are executed and performed entirely in Delaware without regard to its conflicts of laws provisions or the conflicts of laws provisions of any other jurisdiction.

9.14 Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.15 Severability. If at any time subsequent to the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement; provided, that, in such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent possible, the same economic, business or other purposes of the illegal, void or unenforceable provision.

9.16 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on delivery if sent by an internationally recognized courier to the party to whom notice is to be given, and properly addressed to the party at its respective address set forth at the beginning of this Agreement, with a copy to such party’s counsel as indicated on such party’s signature page hereto. Any party may change its address for purposes of this Section 9.16 by giving the other parties written notice of the new address in the manner set forth above.

9.17 Construction and Interpretation. The parties participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents, and each party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each party and each party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and the other Transaction Documents. Consequently, if an ambiguity or question of intent or interpretation arises, then this Agreement and the other Transaction Documents will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the terms hereof or thereof, and as such, the parties therefore agree that the provisions of Section 1654 of the California Civil Code, and any similar provision of the law of any other jurisdiction, shall not apply to the interpretation of this Agreement or any of the other Transaction Documents.

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9.18 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Applicable Parent Common Stock Price” means, as of any date a payment is or becomes payable under this Agreement including with respect to an applicable Release Date, the closing price of Parent Common Stock as quoted on securities exchange on which Parent Common Stock is then listed for the thirty (30) trading days immediately preceding the date such payment is or becomes payable.

“Business Day” means a day on which banks are open for business in San Francisco, California but does not include a Saturday, Sunday or a statutory holiday in the State of California.

“Common Stock Closing Amount” means (i) $15,000,000 plus (ii) any amount outstanding under the Convertible Promissory Note, plus (iii) the aggregate exercise price of the Vested Options outstanding at the Effective Time (as adjusted as set forth in Section 1.8(a) for any excess Working Capital or Working Capital shortfall) as set forth on the Final Spreadsheet.

“Common Stock Closing Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock Closing Amount by (ii) $0.18 (as adjusted for any stock splits, dividends, combinations or the like with respect to the Parent Common Stock occurring after the date hereof).

“Common Stock First Tranche Amount” means (i) $7,500,000 less (ii) the amount of any Losses for which the Parent Indemnified Parties are entitled as determined in accordance with Article VII; provided, however that in the event the Common Stock First Tranche Amount is calculated to be a negative number, it shall be deemed to be $0.00.

“Common Stock First Tranche Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock First Tranche Amount by (ii) Applicable Parent Common Stock Price; provided, that in the event the Applicable Parent Common Stock Price is calculated to be less than $0.18 USD, the Applicable Parent Common Stock Price shall be deemed to equal $0.18 USD.

“Common Stock Second Tranche Amount” means (i) $7,500,000 less (ii) the amount of any Losses for which the Parent Indemnified Parties are entitled as determined in accordance with Article VII; provided, however that in the event the Common Stock Second Tranche Amount is calculated to be a negative number, it shall be deemed to be $0.00.

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“Common Stock Second Tranche Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock Second Tranche Amount by (ii) Applicable Parent Common Stock Price; provided, that in the event the Applicable Parent Common Stock Price is calculated to be less than $0.18 USD, the Applicable Parent Common Stock Price shall be deemed to equal $0.18 USD.

“Convertible Promissory Note” means that certain convertible promissory note issued by Parent to the Company in the principal amount of $200,000.00.

“Entity” means a Person other than an individual.

“Fully Diluted Share Number” means the number of shares of Common Stock outstanding immediately prior to the Effective Time assuming, for this purpose, the exercise in full of all then outstanding Options (excluding any Unvested Options cancelled as of the Effective Time pursuant to the first sentence of Section 1.6(d)(i)).

“First Tranche Release Date” means the date on which the First Tranche Milestone, as set forth on the attached Exhibit D is achieved; provided, that if such date occurs prior to three months following the Closing Date, such date shall be deemed to be the date which is three months from the Closing Date; provided, further, that if Parent prevents the Surviving Corporation from pursuing the First Tranche Milestone, the First Tranche Milestone shall be deemed to have been met.

“Intellectual Property Rights” means, collectively and without limitation, all of the following worldwide intangible legal rights, whether now known or hereafter existing, acquired by ownership, license or other legal operation: (i) all patents, patent rights and industrial property rights including any continuations and foreign counterparts; (ii) all trademarks, trade names, logos, service marks and similar rights, registered or not; (iii) all rights associated with works of authorship, including copyrights (registered or not), moral rights, exclusive exploitation rights and mask work rights; (iv) all inventions (patentable or not), know-how, show-how, formulas, processes, techniques, confidential business information, trade secrets, and other proprietary information, technology and intellectual property rights; (v) all registrations, applications, renewals, extensions, combinations, continuations, continuations-in-part, divisions, reissues, or reexaminations of any of the foregoing; (vi) all domain names; and (vii) all rights to sue or make any claims for any past, present, or future misappropriation or unauthorized use of any of the foregoing rights and the right to receive income, royalties, damages or payments that are now or will later become due with regard to the foregoing rights or any authorized or unauthorized use, or misappropriation, of such rights.

“Merger Consideration” means shares of Parent Common Stock making up the Common Stock Closing Share Amount, the Common Stock First Tranche Share Amount and the Common Stock Second Tranche Share Amount, as determined in accordance with this Agreement.

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“Per Share Common Stock Closing Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock Closing Share Amount by (ii) the Fully Diluted Share Number.

“Per Share Common Stock First Tranche Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock First Tranche Share Amount by (ii) the Fully Diluted Share Number.

“Per Share Common Stock Second Tranche Share Amount” means the number of Parent Common Stock equal to the quotient obtained by dividing (i) Common Stock Second Tranche Share Amount by (ii) the Fully Diluted Share Number.

“Person” means any individual, corporation, partnership, estate, trust, company (including any limited liability company), firm, or other enterprise, association, organization or Governmental Authority (as defined herein).

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify an individual.

“Proceeding” means any claim, action, suit, investigation, or administrative or other proceeding before any Governmental Authority or any arbitration or mediation.

“Pro Rata Portion” means, with respect to each Securityholder, the percentage for such Securityholder as set forth on the Final Spreadsheet.

“Release Date” means the First Tranche Release Date or Second Tranche Release Date, as applicable.

“Second Tranche Release Date” means the date on which the Second Tranche Milestone, as set forth on the attached Exhibit D is achieved; provided, that if Parent prevents the Surviving Corporation from pursuing the Second Tranche Milestone, the Second Tranche Milestone shall be deemed to have been met.

“Systems” means the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, registration, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative minimum, add-on minimum, or other charge in the nature of a tax of any kind whatsoever, and any interest, penalties or additions thereto, imposed, assessed or collected by or under the authority of a Governmental Authority.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the License Agreement (as defined herein), the Employment Agreements (as defined herein) and Transition Services Agreement (as defined herein).

[Remainder of page intentionally left blank; signatures follow.]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

MATEON THERAPEUTICS INC.		POINTR DATA INC.

By	/s/ Vuong Trieu	By	/s/ Saran Saund
Name:	Vuong Trieu	Name:	Saran Saund
Title:	CEO	Title:	President and CEO

PARIS ACQUISITION CORP.

By	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	CEO

Securityholder Representative

/s/ Saran Saund
Saran Saund

Agreement And Plan Of Merger